EXHIBIT 15
Letter from Independent Registered Public Accounting Firm Regarding
Unaudited Interim Financial Information
LETTER IN LIEU OF CONSENT FOR REVIEW REPORT
July 25, 2018
To the Board of Directors and Shareholders of
The Boeing Company
Chicago, Illinois
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Boeing Company and subsidiaries for the periods ended June 30, 2018 and 2017, as indicated in our report dated July 25, 2018; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, is incorporated by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-41920, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403, 333-160752, 333-163637, and 333-195777 on Form S-8, and Registration Statement No. 333-219630 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois